MasterCard Statement on Decision of the UK Competition Appeal Tribunal

PURCHASE, N.Y. - July 14, 2016 - MasterCard today commented on the UK Competition Appeal Tribunal ruling in the Sainsbury’s Supermarkets case.

“On first look, we are grateful that the court found that significant benefits flow to both retailers and cardholders from interchange in the UK. What’s interesting is that the court concluded that a lawful level of credit interchange for the UK market would be over 65% higher than the 30bps rate cap imposed in the 2015 Interchange Fee Regulation (“IFR”). At the same time, the court criticized and rejected the ‘merchant indifference test,’ the cornerstone for the IFR. While we are disappointed to see liability as part of the finding, we note that in awarding a limited portion of the claimed damages, the court concluded that Sainsbury’s did not pass through interchange costs to consumers in the form of higher prices.”

The court ruling provided for £68.6 million (approximately US$90 million) in favor of the retailer. As a result, the company expects to take a pre-tax charge of approximately US$90 million as a special item in its second quarter 2016 financial results reflecting the judgment. The company is currently evaluating the implications of the judgment to determine if any adjustment to the judgment amount or additional charges for other costs would be required.

MasterCard remains committed to its retail partners and will continue to focus on helping grow their businesses and encouraging the adoption of evermore convenient, safe and secure payments.

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Investor Relations: Barbara Gasper, +1-914-249-4565 investor.relations@mastercard.com	Media Relations: Seth Eisen, +1-914-249-3153 seth.eisen@mastercard.com